Exhibit 4.2

DESCRIPTION OF THE COMPANY’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, we had one class of stock registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act: our common shares of beneficial interest. The following is a summary of the material terms of such securities, as well as certain provisions of our Articles of Amendment and Restatement of Declaration of Trust, as amended and supplemented, or our Declaration of Trust, and our Fourth Amended and Restated Bylaws, or our Bylaws. The summary is subject to and qualified in its entirety by reference to our Declaration of Trust and Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. It also summarizes some relevant provisions of the Maryland statute governing real estate investment trusts formed under the laws of that state, which we refer to as the Maryland REIT law, and is subject to and qualified in its entirety by reference to the Maryland REIT law.

Description of Common Shares of Beneficial Interest

Voting Rights of Common Shares

 Subject to the provisions of any class or series of outstanding shares and to the provisions of our Declaration of Trust regarding restrictions on ownership and transfer of our shares of beneficial interest, each outstanding common share entitles the holder to one vote on the following matters: (i) election and removal of trustees; (ii)  amendment of the Declaration of Trust; (iii) termination of the Company; (iv) the merger or consolidation of the Company or a share exchange, provided that shareholders are not entitled to vote on a merger of the Company that may be approved pursuant to the provisions of the Maryland REIT Law by a majority of the entire board of trustees without a vote of the shareholders; (v) the transfer of all or substantially all of the Company, provided that the Company shall be permitted to transfer or otherwise dispose of all or substantially all of the Company’s property without the approval of the shareholders by means of a distribution to shareholders or in a disposition, immediately following which the Company continues to own, directly or indirectly, substantially all of the ownership interests in the transferees of all or substantially all of the Company’s property; (vi) consolidation of the Company with one or more other entities into a new entity; (vii) such other matters with respect to which the board of trustees has adopted a resolution declaring advisable or recommending a proposal and directing that the matter be submitted to the shareholders for consideration; and (viii) such other matters as may be properly brought before a meeting by a shareholder pursuant to the Bylaws.

Except as otherwise required by law and except as provided with respect to any other class or series of shares of beneficial interest, the holders of common shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees.

Under the Maryland REIT law, a Maryland REIT generally cannot amend its declaration of trust or merge unless recommended by its board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our Declaration of Trust provides that a merger, consolidation, share exchange or the transfer of all or substantially all of the assets of the Company may be approved by the affirmative vote of the holders of not less than a majority of all the shares then outstanding and entitled to vote thereon. All other matters permitting or requiring action by shareholders must be approved by the affirmative vote of the holders of shares representing a majority of the total number of votes cast by shares then outstanding and entitled to vote thereon, provided, however, that the election of a trustee in a contested election, which is an election in which the number of nominees for election is greater than the number to be elected at the meeting, shall be by the affirmative vote of shares representing a plurality of the total number of share votes cast by shares then outstanding and entitled to vote thereon. Our Declaration of Trust permits two-thirds of the trustees to amend the Declaration of Trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law after written notice to the shareholders, without the affirmative vote or written consent of the shareholders.

Dividends, Liquidation and Other Rights

Holders of our common shares will be entitled to receive dividends when, as and if declared by our board of trustees out of assets legally available for the payment of dividends. They also will be entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights will be subject to the preferential rights of any other class or series of our shares and to the provisions of our Declaration of Trust regarding restrictions on transfer of our shares.

Holders of our common shares will have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and will have no preemptive rights to subscribe for any of the securities. Subject to the restrictions on transfer of shares contained in our Declaration of Trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Equiniti Trust Company.

Power to Classify and Reclassify Shares and Issue Additional Common Shares

To permit us increased flexibility in meeting needs that might arise, our Declaration of Trust allows us to issue additional common shares, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Holders of our common shares do not have preemptive rights, which means they have no right to acquire any additional shares that we may issue at a subsequent date.

Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws

The following description of certain provisions of Maryland law and of our Declaration of Trust and Bylaws is only a summary. For a complete description, we refer you to applicable Maryland law, our Declaration of Trust and Bylaws.

Number of Trustees; Vacancies

Our Declaration of Trust and Bylaws provide that the number of our trustees will be established by a majority vote of the members of our board of trustees. We currently have seven trustees. Our Bylaws provide that any vacancy, including a vacancy created by an increase in the number of trustees, may be filled by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, or by a majority of votes cast by shareholders at a special meeting. Pursuant to our Declaration of Trust, each of our trustees is elected by our shareholders to serve until the next annual meeting and until their successors are duly elected and qualify.

Removal of Trustees

Our Declaration of Trust provides that a trustee may be removed at any time with or without cause by the vote or consent of holders of shares representing two-thirds of the total votes entitled to be cast by shares then outstanding and entitled to vote thereon.

Business Combinations

Our board of trustees has approved a resolution that exempts us from the provisions of the Maryland business combination statute described below but may opt to make these provisions applicable to us in the future. If applicable, the Maryland Business Combination Statute would prohibit “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:

•any person who beneficially owns 10% or more of the voting power of our shares; or
•an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.

A person is not an interested shareholder under Maryland law if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.

After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and
•two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as described under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are approved by our board of trustees before the time that the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

Our Bylaws contain a provision exempting any and all acquisitions of our common shares from the control shares provisions of Maryland law. However, our board of trustees may opt to make these provisions applicable to us at any time by amending or repealing this provision in the future, and may do so on a retroactive basis. If applicable, these provisions of Maryland law provide that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are issued and outstanding voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise or direct the exercise of the voting power in electing trustees within one of the following ranges of voting power:

•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the special meeting. If no request for a special meeting is made, we may present the question at any shareholders’ meeting.

If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our Declaration of Trust or Bylaws.

Merger, Amendment of Declaration of Trust

Under Maryland REIT law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless recommended by the board of trustees and approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our Declaration of Trust provides that a merger, consolidation, share exchange or the transfer of all or substantially all of the Company must be approved by the affirmative vote of the holders of not less than a majority of all the shares then outstanding and entitled to vote thereon. Additionally, our Declaration of Trust may be amended by the affirmative vote of the holders of shares representing a majority of the total number of votes authorized to be cast in respect of shares then outstanding and entitled to be cast on the matter. Under the Maryland REIT law and our Declaration of Trust, our trustees are permitted, after written notice to the shareholders, to amend the Declaration of Trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT law without the affirmative vote or written consent of the shareholders.

Limitation of Liability and Indemnification

Our Declaration of Trust limits the liability of our trustees and officers for money damages, except for liability resulting from his or her own willful malfeasance, bad faith, gross negligence or reckless disregard of duty.

Our Declaration of Trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to:

•any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•any individual who, while a trustee or officer of our Company and at our request, serves or has served as a trustee, officer or partner of another corporation, REIT, limited liability Company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The indemnification covers any claim or liability against the person.

Maryland law will permit us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and was committed in bad faith;
•was the result of active and deliberate dishonesty;
•the trustee or officer actually received an improper personal benefit in money, property or services; or
•in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

In addition, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in an action by us or in a derivative action or if the trustee or officer was adjudged to be liable for an improper personal benefit. Our Bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:

•a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
•a written undertaking to repay the amount reimbursed if the standard of conduct is not met.

Disputes by Shareholders

Our Bylaws provide that actions brought against us or any trustee, officer, manager, agent or employee of us, by a shareholder, including derivative and class actions, shall, on the demand of any party to such dispute, be resolved through binding arbitration in accordance with the procedures set forth in our Bylaws.

Term and Termination

Our Declaration of Trust provides for us to have a perpetual existence. Pursuant to our Declaration of Trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding, our shareholders, at any meeting thereof, by the affirmative vote of holders of shares representing two-thirds of the total number of shares then outstanding and entitled to be cast on the matter, may approve the dissolution or termination of the Company.

Meetings of Shareholders

Under our Bylaws, annual meetings of shareholders are to be held each year at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the Chairman of our board of trustees, our President or our Chief Executive Officer, and under some circumstances, upon the request of our shareholders. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter.

Advance Notice of Trustee Nominations and New Business

Our Bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:

•pursuant to our notice of the meeting;
•by our board of trustees; or
•by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our Bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:

•by our board of trustees; or
•provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our Bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our Bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The business combination provisions of Maryland law (if our board of trustees opts to make them applicable to us), the control share acquisition provisions of Maryland law (if the applicable provision in our Bylaws is rescinded), the limitations on removal of trustees, the restrictions on the acquisition of our shares of beneficial interest, the power to issue additional common shares and the advance notice provisions of our Bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of the common shares or might otherwise be in their best interest. The “unsolicited takeovers” provisions of Maryland law would permit our board of trustees, without shareholder approval and regardless of what is provided in our Declaration of Trust or Bylaws, to implement takeover defenses that we may not yet have. However, we have elected that the provisions that would allow our trustees unilaterally to classify our board will not be available unless approved by a vote of a majority of our outstanding shares entitled to vote.

Restrictions on Ownership

In order to qualify as a REIT under the Internal Revenue Code, our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities).

Because our board of trustees believes that it is essential for us to qualify as a REIT, our Declaration of Trust, subject to certain exceptions, contains restrictions on the number of our shares of beneficial interest that a person may own. Our Declaration of Trust provides that:

•no person, other than an excepted holder (as defined in the Declaration of Trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8%, in value or number of shares, whichever is more restrictive, of our issued and outstanding common shares;
•no excepted holder (as defined in the Declaration of Trust), may own directly, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, shares in excess of an excepted holder limit established by the board of trustees;
•no person shall beneficially or constructively own our shares of beneficial interest that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code;
•no person shall beneficially own shares that would result in our otherwise failing to qualify as a REIT (including but not limited to ownership that would result in the our owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Internal Revenue Code if the income derived by us (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Internal Revenue Code); and
•no person shall transfer our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons.

Our board of trustees may waive the 9.8% ownership limit for common shares for a shareholder that is not an individual if such shareholder provides information and makes representations to the board that are satisfactory to the board, in its sole discretion, to establish that such person’s ownership in excess of the 9.8% ownership limit for common shares, would not jeopardize our qualification as a REIT.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. Any person who would have owned excess shares in a proposed or attempted transaction shall give at least (15) days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. If any transfer of shares or any other event would otherwise result in any person violating the ownership limits described above, then our Declaration of Trust provides that the Board of Trustees shall be authorized to deem the shares automatically transferred to a charitable trust (as defined in the Declaration of Trust) or void ab initio, in which case the intended transferee shall acquire no rights in the excess shares. The Board of Trustees or a committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem shares, refusing to give effect to such Transfer on the books of the Trust or the Trust’s transfer agent or instituting proceedings to enjoin such Transfer or other event. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing our shares will bear a legend referring to the restrictions described above.
Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our common shares will be required to give written notice to us within 30 days after the end of each taxable year and within 3 days after a request from us stating the name and address of such owner, the number of shares beneficially owned, and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or might otherwise be in the best interest of our shareholders.